EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Evolving Systems, Inc.:

We consent to the use of our report dated March 14, 2007, with respect to the consolidated balance sheets of Evolving Systems, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference in this registration statement on Form S-8.

Our report refers to the Company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

KPMG LLP

Denver, Colorado

July 23, 2007